Ever-Glory Announces Resignation and Appointment of Chief Financial Officer and Corporate Secretary

NANJING, China, Sept. 2 /PRNewswire-Asia-FirstCall/ -- Ever-Glory International Group, Inc. (the "Company" or "Ever-Glory") (NYSE Amex: EVK) announced today the resignation of its Chief Financial Officer and Corporate Secretary Ms. Yan Guo, effective on September 2, 2010. Ms. Yan Guo 's resignation was due to personal reasons and was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

The Company further announced the appointment of Mr. Jiansong Wang as the Chief Financial Officer and Corporate Secretary, effective from September 2, 2010.

"Yan has been a highly valued member of our management team and we wish her all the best in her future endeavors" said Mr. Edward Yihua Kang, Chairman and Chief Executive Officer of Ever-Glory. "Mr. Jiansong Wang had been serving the Company with increasing responsibilities for four years. We are pleased to have him step in as the Chief Financial Officer and Corporate Secretary of Ever-Glory."

From July, 2002 to February, 2004, Mr. Wang served as the Cost Accountant in Nanjing GongNongBing Textile (Group) Co., Ltd. From March 2004 to June 2006, he served as the General Manager of Accounting Department in MG Garment Manufacturing Co., Ltd. From July 2006 to August 2009, he served as the International Settlement Accountant for Goldenway Nanjing Garments Co. Ltd., a subsidiary of the Company. From September 2009 to September 1, 2010, he was the General Manager of Accounting Department in Ever-Glory International Group Apparel Inc., a subsidiary of the Company. Mr. Wang earned a Bachelors degree in Accounting from Hehai University in the P.R. China.

About Ever-Glory International Group, Inc.

Based in Nanjing, China, Ever-Glory International Group, Inc. is a leading apparel supply chain manager and retailer in China. Ever-Glory is the first Chinese apparel company listed on the American Stock Exchange (now called NYSE Amex), and has a focus on middle-to-high grade casual wear, outerwear, and sportswear brands. The Company maintains global strategic partnerships in Europe, the United States, Japan and China, conducting business with several well-known brands and retail chain stores. In addition, Ever-Glory operates its own domestic chain of retail stores known as "LA GO GO."

Safe Harbor Statement

Certain statements in this release and other written or oral statements made by or on behalf of the Company are "forward looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company's products and projects, the Company's continued access to capital, currency exchange rate fluctuation and other risks and uncertainties. The actual results the Company achieves may differ materially from those contemplated by any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements. Readers should carefully review the risks and uncertainties described in the Company's latest Annual Report on Form 10-K and other documents that the Company files from time to time with the U.S. Securities and Exchange Commission.